Exhibit 99.1

Papa John’s Announces First Quarter 2017 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 2, 2017--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the first quarter ended March 26, 2017.

Highlights

  First quarter earnings per diluted share of $0.77 in 2017 compared to $0.69 in the first quarter of 2016, an increase of 11.6%
  System-wide comparable sales increases of 2.0% for North America and 6.0% for international
  Digital sales exceeded 60% for the first quarter of 2017
  2017 outlook reaffirmed

“We’re pleased with our solid start to 2017, with good comparable sales and earnings growth despite a challenging environment for restaurants,” said Papa John’s founder, chairman and CEO John Schnatter. “With our digital sales percentage now over 60% and several initiatives that will build on our industry-leading quality advantage, we are leveraging our strengths to steadily grow the Papa John’s business globally for many years to come.”

Operating Highlights

(In thousands, except per share amounts)	First Quarter
	Mar. 26, 2017	Mar. 27, 2016	Increase %

Total revenue	$449,266	$428,595	4.8%
Operating income	43,681	42,898	1.8%
Net income	28,428	26,182	8.6%
Diluted earnings per share	$0.77	$0.69	11.6%

All operating highlights are compared to the same period of the prior year, unless otherwise noted.

Consolidated revenues increased $20.7 million, or 4.8%, for the first quarter of 2017 on higher comparable sales for North America and International. In addition to the impact of higher volumes, North America commissary sales also increased primarily due to higher cheese prices charged to franchisees. The consolidated revenue increase is net of the unfavorable impact of foreign currency exchange rates of approximately $3.1 million, which was primarily attributable to the United Kingdom, and the impact of refranchising 42 restaurants in the fourth quarter of 2016.

On higher revenues, consolidated operating income increased $800,000, or 1.8%, for the first quarter of 2017. Operating income as a percentage of consolidated revenues decreased 0.3% to 9.7% for the first quarter. Significant changes in the operating income percentage are as follows:

  Domestic Company-owned restaurants margin, as a percentage of restaurant sales, decreased 1.6% primarily due to increased labor costs including higher minimum wages and higher delivery costs from higher non-owned automobile claims costs and increased mileage reimbursement costs.
  International margin, as a percentage of international revenues, increased 1.0% primarily due to higher royalty and fee income.
  General and administrative costs, as a percentage of consolidated revenues, decreased 0.9% based on higher revenues.

The first quarter 2017 effective income tax rate was 28.6%, representing a decrease of 3.7% from the prior year comparable period rate of 32.3%. This decrease was primarily due to adopting new guidance for accounting for share-based compensation in the current quarter. This guidance requires excess tax benefits recognized on stock based awards to be recorded as a reduction of income tax expense rather than stockholders’ equity. The impact of this adoption decreased our effective tax rate by 3.2%.

Diluted earnings per share increased 11.6% to $0.77 for the first quarter of 2017. This increase was primarily due to an increase in net income and a decrease in shares outstanding. Diluted earnings per share was favorably impacted by approximately $0.03 due to the adoption of the new guidance for accounting for share-based compensation. Excluding the impact of this adoption, diluted earnings per share would have increased 7.2% compared to first quarter 2016.

Global Restaurant and Comparable Sales Information
	First Quarter
	Mar. 26, 2017	Mar. 27, 2016

Global restaurant sales growth (a)	4.9%	2.3%

Global restaurant sales growth, excluding the impact of foreign currency (a)	5.5%	4.2%

Comparable sales growth (b)
Domestic company-owned restaurants	3.0%	1.0%
North America franchised restaurants	1.7%	-0.2%
System-wide North America restaurants	2.0%	0.1%

System-wide international restaurants	6.0%	5.7%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth excluding the impact of foreign currency provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the first quarter of 2017 and 2016 was as follows (in thousands):

	First Quarter
	Mar. 26,	Mar. 27,
	2017	2016

Net cash provided by operating activities (a)	$47,329	$33,853
Purchases of property and equipment (b)	(15,064)	(10,249)
Free cash flow	$32,265	$23,604

(a) The increase of $13.5 million was primarily due to the inclusion in the first quarter of 2016 of a legal settlement of approximately $12.5 million and higher net income.

(b) The increase of $4.8 million was primarily due to construction costs for our new domestic commissary in Georgia, which will open in mid-2017.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity or performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three months ended March 26, 2017.

Global Restaurant Unit Data

At March 26, 2017, there were 5,082 Papa John’s restaurants operating in all 50 states and in 45 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
First Quarter
Beginning - December 25, 2016	702	2,739	3,441	1,656	5,097
Opened	2	15	17	38	55
Closed	-	(30)	(30)	(40)	(70)
Acquired	1	-	1	-	1
Sold	-	(1)	(1)	-	(1)
Ending - March 26, 2017	705	2,723	3,428	1,654	5,082

Unit growth (decline)	3	(16)	(13)	(2)	(15)

% increase (decrease)	0.4%	(0.6%)	(0.4%)	(0.1%)	(0.3%)

The company has added 179 net worldwide units over the trailing four quarters. Our development pipeline as of March 26, 2017 included approximately 1,300 restaurants (200 units in North America and 1,100 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our repurchases for the first quarter 2017 and subsequent repurchases through April 25, 2017 (in thousands):

Period	Number of Shares	Cost

First Quarter 2017	159	$13,075

March 27, 2017 through April 25, 2017	49	$3,887

There were 37.4 million diluted weighted average shares outstanding for the first quarter ended March 26, 2017, representing a decrease of 2.5% over the prior year comparable period. Approximately 36.8 million actual shares of the company’s common stock were outstanding as of March 26, 2017.

2017 Outlook

The company is reaffirming its previously issued 2017 outlook.

Conference Call and Website Information

A conference call is scheduled for May 3, 2017 at 10:00 a.m. Eastern Time to review our first quarter 2017 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 91077730.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;

  failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation, including labor and employment-related claims;
  current, proposed or future legislation that could impact our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our founder, chairman and chief executive officer, who also serves as our brand spokesperson;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards; and
  changes in GAAP, including new standards for accounting for share-based compensation that may result in changes to our net income. Based on recent share prices, the impact of the 2017 adoption of this guidance is expected to be favorable throughout 2017.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2016. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended
	March 26, 2017	March 27, 2016
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$206,896	$205,679
North America franchise royalties and fees	27,607	26,476
North America commissary and other sales	186,245	168,985
International	28,518	27,455
Total revenues	449,266	428,595

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	165,419	161,310
North America commissary and other expenses	173,712	156,806
International expenses	17,990	17,590
General and administrative expenses	38,007	40,247
Depreciation and amortization	10,457	9,744
Total costs and expenses	405,585	385,697

Operating income	43,681	42,898
Net interest expense	(1,810)	(1,489)
Income before income taxes	41,871	41,409
Income tax expense	11,972	13,358
Net income before attribution to noncontrolling interests	29,899	28,051
Income attributable to noncontrolling interests	(1,471)	(1,869)
Net income attributable to the company	$28,428	$26,182

Calculation of income for earnings per share:
Net income attributable to the company	$28,428	$26,182
Change in noncontrolling interest redemption value	520	220
Net income attributable to participating securities	(117)	(110)
Net income attributable to common shareholders	$28,831	$26,292

Basic earnings per common share	$0.78	$0.69
Diluted earnings per common share	$0.77	$0.69

Basic weighted average common shares outstanding	36,810	37,931
Diluted weighted average common shares outstanding	37,350	38,297

Dividends declared per common share	$0.20	$0.175

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 26,	December 25,
	2017	2016
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$22,715	$15,563
Accounts receivable, net	60,586	59,691
Notes receivable, net	3,626	3,417
Income taxes receivable	-	2,372
Inventories	22,711	25,132
Prepaid expenses and other current assets	29,899	33,143
Assets held for sale	6,031	6,257
Total current assets	145,568	145,575

Property and equipment, net	230,765	230,473
Notes receivable, less current portion, net	10,443	10,141
Goodwill	85,787	85,529
Deferred income taxes	212	769
Other assets	43,674	40,078
Total assets	$516,449	$512,565

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$37,362	$42,701
Income and other taxes payable	16,357	8,540
Accrued expenses and other current liabilities	66,705	76,789
Total current liabilities	120,424	128,030

Deferred revenue	3,157	3,313
Long-term debt, net	294,332	299,820
Deferred income taxes	10,559	10,047
Other long-term liabilities	56,704	53,093
Total liabilities	485,176	494,303

Redeemable noncontrolling interests	8,735	8,461

Total stockholders' equity	22,538	9,801
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$516,449	$512,565

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 26, 2017	March 27, 2016
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$29,899	$28,051
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	(417)	216
Depreciation and amortization	10,457	9,744
Deferred income taxes	1,015	7,141
Stock-based compensation expense	2,736	2,172
Other	769	1,101
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,048)	6,457
Income taxes receivable	2,372	4,107
Inventories	2,425	(612)
Prepaid expenses and other current assets	3,440	1,624
Other assets and liabilities	(1,577)	(614)
Accounts payable	(5,239)	(10,007)
Income and other taxes payable	7,817	277
Accrued expenses and other current liabilities	(5,164)	(16,738)
Deferred revenue	(156)	934
Net cash provided by operating activities	47,329	33,853

Investing activities
Purchases of property and equipment	(15,064)	(10,249)
Loans issued	(715)	(917)
Repayments of loans issued	863	1,275
Acquisitions, net of cash acquired	(21)	(11,202)
Other	7	159
Net cash used in investing activities	(14,930)	(20,934)

Financing activities
Net (repayments) proceeds on line of credit facility	(5,575)	61,500
Cash dividends paid	(7,354)	(6,628)
Tax payments for equity award issuances	(2,259)	(5,670)
Proceeds from exercise of stock options	3,248	922
Acquisition of Company common stock	(13,075)	(66,033)
Distributions to noncontrolling interest holders	(702)	(980)
Other	396	294
Net cash used in financing activities	(25,321)	(16,595)

Effect of exchange rate changes on cash and cash equivalents	74	(58)
Change in cash and cash equivalents	7,152	(3,734)
Cash and cash equivalents at beginning of period	15,563	21,006

Cash and cash equivalents at end of period	$22,715	$17,272

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer